                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [|X|]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[   ]  Preliminary Proxy Statement        [   ] Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
[|X|]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Advanced Communication Systems, Inc.
(Name of Registrant as Specified in its Charter)
-------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
         [|X| ]  No fee required.
         [    ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
                  and 0-11.
         1)      Title of each class of securities to which transaction applies:

         2)      Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)      Proposed maximum aggregate value of transaction:

         5)      Total fee paid:

         [    ]  Fee paid previously with preliminary materials:

         [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD FEBRUARY 25, 1998

TO THE STOCKHOLDERS OF ADVANCED COMMUNICATION SYSTEMS, INC.:

         NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the "Annual Meeting") of Advanced Communication Systems, Inc. (the "Company"), will be held at the offices of the Company at 10089 Lee Highway, Fairfax, Virginia, 22030, at 10:30 a.m. on Wednesday, February 25, 1998 for the following purposes:

         1. To elect five directors to serve for the following year and until their successors are duly elected;

         2. To ratify the appointment of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending September 30, 1998; and

         3. To consider and transact such other business as may properly and lawfully come before the Annual Meeting or any adjournment thereof.

         All of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.

         The transfer books of the Company will close as of the end of business on January 10, 1998 for purposes of determining stockholders who are entitled to notice of and to vote at the Annual Meeting, but will not be closed for any other purpose.

         All stockholders are cordially invited to attend the Annual Meeting in person. IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO
PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE WE HAVE PROVIDED. If you attend the Annual Meeting and decide that you want to vote in person, you may revoke your proxy.

                                        By Order of the Board of Directors


January 26, 1998                        Dev Ganesan, Executive Vice President,
Fairfax, Virginia                       Chief Financial Officer and Treasurer

                      ADVANCED COMMUNICATION SYSTEMS, INC.

                                10089 Lee Highway
                            Fairfax, Virginia, 22030

                         Annual Meeting of Stockholders
                                February 25, 1998

                -------------------------------------------------

                                 PROXY STATEMENT

                -------------------------------------------------

                 Information Concerning Solicitation and Voting
 General

         The enclosed proxy is solicited on behalf of Advanced Communication Systems, Inc. (the "Company") for the annual meeting of stockholders (the "Annual Meeting") to be held at 10:30 a.m. on Wednesday, February 25, 1998 at the Company's headquarters, located at 10089 Lee Highway, Fairfax, Virginia or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

         These Proxy solicitation materials were mailed on or about January 26, 1998 to all stockholders entitled to vote at the meeting.

Record Date; Outstanding Shares

         Only stockholders of record at the close of business on January 10, 1998 (the "Record Date"), are entitled to receive notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company as of such date consisted of 6,514,000 shares of Common Stock, $.01 par value (the "Common Stock"). For information regarding holders of more than 5% of the outstanding Common Stock, see "Securities Ownership of Certain Beneficial Owners and Management."

Revocability of Proxies

         The enclosed Proxy is revocable at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date. If a person who has executed and returned a proxy is present at the Annual Meeting and wishes to vote in person, he or she may elect to do so and thereby suspend the power of the proxy holders to vote his or her proxy.

Voting and Solicitation

         Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. In the election of directors, each stockholder will be entitled to vote for five nominees and the five nominees with the greatest number of votes will be elected. The ratification of the independent auditors for the Company for the current year will require the affirmative vote of a majority of the shares of the Company's Common Stock present or represented and entitled to vote at the Annual Meeting.

         The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation personally or by telephone, telecopy, or electronic mail.

Quorum; Abstentions; Broker Non-Votes

         The presence, in person or by proxy, of the holders of a majority of the shares entitled to be voted generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Under the Delaware General Corporation Law (the "DGCL"), an abstaining vote and a broker "non-vote" are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares exists. Abstentions are also counted in tabulating the total number of votes cast on matters voted on by the stockholders at the Annual Meeting. Broker "non-votes" are not counted for purposes of determining the number of votes cast on any matter voted on by stockholders.

Deadline for Receipt of Stockholder Proposals

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1999 annual meeting must be received by the Company no later than September 28, 1998 in order that they may be included in the proxy statement and form of proxy relating to that meeting. Any such proposal should be addressed to the Company's Secretary and delivered to the Company's principal executive offices at 10089 Lee Highway, Fairfax, Virginia, 22030.

Annual Report

         The Company's Annual Report to Stockholders, which includes its Annual Report on Form 10-K for the fiscal year ended September 30, 1997, is enclosed with this Proxy Statement.

                              ELECTION OF DIRECTORS
                                  (Proposal 1)
General

         A Board of Directors consisting of five directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote all of the proxies received by them for the Company's five nominees. The five directors nominated for election at the Annual Meeting are: Charles R. Collins, Thomas A. Costello, Charles G. Martinache, George A. Robinson and Wayne Shelton (collectively, the "Nominees). In the event that any of the Nominees shall become unavailable, the proxy holders will vote in their discretion for a substitute nominee. It is not expected that any nominee will be unavailable. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until his successor has been elected and qualified.

         The Amended and Restated Bylaws of the Company provide that the number of members of the Board of Directors shall consist of five directors. Each director is elected for a one-year term at each annual meeting of the stockholders. Officers are elected by the Board of Directors. Each officer serves at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers.

         The Board of Directors recommends that stockholders vote "For" each of the Nominees.

         Set  forth  below  is  certain  information   regarding  the  directors
(including the Nominees), executive officers and key employees.

Directors and Executive Officers:       Age       Position
George A. Robinson..................    59        President, Chief Executive Officer and Chairman of the Board
                                                  of Directors
Charles G. Martinache...............    56        Executive Vice President, Chief Operating Officer and
                                                  Director
Thomas A. Costello..................    50        Executive Vice President, Chief Technology Officer,
                                                  Secretary and Director
Dev Ganesan.........................    39        Executive  Vice  President,   Chief  Financial  Officer  and
                                                  Treasurer
Wayne Shelton.......................    65        Director
Charles R. Collins..................    66        Director

Key Employees:                         Age        Position
Kenneth D. Regan....................   55         President of ACS Services
Kevin R. Adams......................   40         President of ACS Technologies
Howard Sparks.......................   60         President of Integrated Systems Controls, Inc.
Gale Berry..........................   54         Vice President of Integrated Systems Controls, Inc.
Dwayne Junker.......................   56         President of RF Microsystems, Inc.
Raymond E. Shutters.................   65         Director of West Coast Operations
J. Herbert Dahm.....................   59         Director of International Operations
Kevin S. Hopkins....................   42         Assistant Vice President

     George A. Robinson. Mr. Robinson was a founder of the Company and has served as President, Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in 1987. From 1986 to 1987, Mr. Robinson held the position of Vice President for East Coast Operations of Advanced Digital Systems, Inc., a military communication software development company. Prior to working at Advanced Digital Systems, Inc., Mr. Robinson spent over 20 years as a civilian employee in the U.S. Navy Satellite communication program, most recently as Deputy Director.

     Charles G. Martinache. Mr. Martinache was a founder of the Company and has served as Chief Operating Officer and a Director of the Company since 1987. From 1987 to July 1992, Mr. Martinache also held the office of Vice President, and in July 1992 was made Executive Vice President. From 1986 to 1987, Mr. Martinache was a program manager for Advanced Digital Systems, Inc. Prior to that, Mr. Martinache served 23 years in the U.S. Navy as a cryptologic officer.

     Thomas A. Costello. Mr. Costello was a founder of the Company and has served as Secretary and a Director of the Company since 1987. Mr. Costello also served as Treasurer of the Company from 1987 to August 1997. From 1987 to 1994, Mr. Costello held the positions of Senior Vice President and Technical Director, and in 1995 was made Executive Vice President and Chief Technology Officer of the Company. From 1983 to 1987, Mr. Costello was a Senior Systems Engineer for Advanced Digital Systems, Inc. where, among other things, he led the Integrated Navy SATCOM Architecture study to upgrade existing information exchange subsystems.

     Dev Ganesan. Mr. Ganesan has served as the Chief Financial Officer of the Company since February 1997 and as Executive Vice President and Treasurer since August 1997. From June 1994 to January 1997, Mr. Ganesan was employed by GSE Systems, Inc., a publicly held international software systems and technology solutions developer, as Vice President of Finance and Accounting. From 1990 to June 1994, Mr. Ganesan served as the Treasurer and Corporate Controller of U.S. Lime & Minerals, Inc., a publicly held mineral resources company. From 1987 to 1990, Mr. Ganesan was with Deloitte & Touche, most recently as an audit manager.

     Wayne Shelton. Mr. Shelton has served on the Board of Directors since August 1997. From January 1995 to June 1997, he served as president of Hughes Information Systems and as a senior vice president of Hughes Aircraft Company. From December 1990 to January 1995, Mr. Shelton was president of Hughes
Information Technology Corporation and corporate vice president of Hughes Aircraft Company. Mr. Shelton is currently a member of the Board of Directors of ADI Technology, Inc., a software engineering company.

     Charles R. Collins. Mr. Collins has served on the Board of Directors since August 1997. He is also currently an advisory partner with the law firm Gibson, Dunn & Crutcher LLP and has held such position since April 1, 1996. From 1990 to such date, Mr. Collins was a partner with Gibson, Dunn & Crutcher LLP. Mr. Collins is a general partner of a real estate partnership that filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code in 1995. The partnership emerged from reorganization in 1996 and currently is performing under its obligations, as reorganized. Mr. Collins was not the managing general partner of the partnership at the time it was put into Chapter 11 and currently is not the managing general partner.

     Kenneth D. Regan. Mr. Regan joined the Company in October 1997 as Vice President for International Development and assumed the position of President of ACS Services in January 1998. Before joining the Company, Mr. Regan served for seven years as Head of the Communication and Information Systems Department at the Navy Research and Development Laboratory Center ("NRad") in San Diego, California. Prior to becoming Head of the department, he was division head, branch head and program manager for large communication and surveillance programs at the Naval Ocean Systems Center (NOSC) and predecessor organizations.

     Kevin R. Adams. Mr. Adams joined the Company in September 1993 as a Systems Engineer, and in September 1994 he was made Manager of VME Technologies. In April 1996, Mr. Adams was promoted to Director of ACS Technologies, a business unit of the Company focusing on systems integration work, and in May 1997, Mr. Adams was appointed to the position of Vice President of the Company. In October 1997 Mr. Adams became President of ACS Technologies. From December 1991 to August 1993, Mr. Adams was employed as an engineer by VisiCom Laboratories, Inc., a software development company.

     Howard Sparks. Mr. Sparks was a founder of Integrated Systems Control, Inc. ("ISC"), a wholly-owned subsidiary of the Company, and has been President and a Director of ISC since its inception in 1983. Prior to founding ISC, Mr. Sparks was a Senior Analyst and Business Manager for Sonalysts, Inc. Mr. Sparks has 38 years of C3I experience.

     Gale Berry. Mr. Berry was a founder of ISC, a wholly-owned subsidiary of the Company, and has been Vice President and a Director of ISC since its inception in 1983. Mr. Berry has 34 years of C3I experience.

     Dwayne Junker. Mr. Junker joined RF Microsystems, Inc. ("RFM"), a wholly-owned subsidiary of the Company, in 1989 and has served as RFM's President since November 1997. Prior to becoming President, Mr. Junker served as Vice President from 1996 to November 1997, C4I Division Vice President from 1994 to 1996, head of the C3I Department from 1992 to 1994 and as Milstar Satellite Program Manager from 1989 to 1992. Prior to working at RFM, Mr. Junker served 30 years as a Navy Officer specializing in telecommunications and electronics.

     Raymond E. Shutters. Mr. Shutters joined the Company in June 1996 as the Director of West Coast Operations. From August 1995 to May 1996, Mr. Shutters was a member of the C4I technical staff of Sciences Application International Corporation. From 1959 to August 1995, Mr. Shutters was employed at NRaD. From 1987 to March 1993, Mr. Shutters was Head of the Surveillance Department at NRaD where he was responsible for managing the undersea, surface and aerospace surveillance and research and development programs. In March 1993, Mr. Shutters was promoted to Deputy Executive Director and Business Manager of NRaD, a position which he held until August 1995.

     J. Herbert Dahm. Mr. Dahm joined the Company in July 1993 as the Director of International Operations. From October 1990 to July 1993, Mr. Dahm served in the U.S. Navy where he helped to deploy SALTS systems throughout the Navy.

     Kevin S. Hopkins. Mr. Hopkins joined the Company in April 1997 as Assistant Vice President and JMCOMMS Program Manager. From 1995 to 1997, Mr. Hopkins served as Managing Director at Darlington, Inc. From 1993 to 1995, he was the General Manager at Scientific Research Corp. ("SRC"). Both Darlington and SRC provide communication systems and integration and development services to high technology engineering programs. Prior to this, Mr. Hopkins served in the U.S. Navy for 18 years as a cryptologic officer.

Stockholders Agreement

     On May 2, 1997, Messrs. Robinson, Martinache and Costello, individually and as trustees of certain trusts, entered into a Stockholders Agreement pursuant to which each has agreed to vote the shares beneficially owned by him to elect each other as directors of the Company and on other matters as a block as determined by the affirmative vote of the majority of their shares. The Stockholders Agreement remains in effect until the earliest to occur of: (i) the mutual consent of the parties, (ii) only one of Messrs. Robinson, Martinache or Costello continues to beneficially own any Common Stock and (iii) Messrs. Robinson, Martinache and Costello as a group beneficially own less than forty percent (40%) of the outstanding Common Stock. This Stockholders Agreement will allow Messrs. Robinson, Martinache and Costello to control votes on matters that require approval of the Company's stockholders.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and Nasdaq. Based solely on a review of the copies of such reports and written representations from the reporting persons that no other reports were required, the Company believes that during the fiscal year ended September 30, 1997, its executive officers, directors and greater than ten percent stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act, with the following exceptions: George A. Robinson, the President, Chief Executive Officer and Chairman of the Board of Directors; Charles G. Martinache, the Executive Vice President, Chief Operating Officer and Director; Thomas A. Costello, the Executive Vice President, Chief Technology Officer, Secretary and Director; and Dev Ganesan, the Executive Vice President, Chief Financial Officer and Treasurer, each filed late their initial statement of beneficial ownership on Form 3 on July 8, 1997.

Board of Directors and Committees

     The Board of Directors met eight times in the fiscal year ended September 30, 1997. Subsequent to the initial public offering in July 1997, the Board of Directors established a Compensation Committee and an Audit Committee. The Audit Committee did not meet in the fiscal year ended September 30, 1997 and the Compensation Committee met twice in the fiscal year ended September 30, 1997. Each of the directors attended at least 75% of all meetings of the Board of Directors and all committees on which he served during the year.

     The Compensation Committee and Audit Committee are comprised of Messrs. Shelton and Collins. The Compensation Committee determines the compensation of the Company's executive officers and administers the 1996 Stock Incentive Plan and the 1997 Stock Incentive Plan. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plan and results of the audit engagement, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee Interlocks and Insider Participation. Neither member of the Compensation Committee was an officer or employee of the Company during the fiscal year ending September 30, 1997. Prior to the formation of the Compensation Committee in August 1997, the functions of the Compensation Committee were performed by the Board of Directors as a whole. For information concerning certain transactions and relationships among the Company and the current members of the Board of Directors, see "Certain Transactions."

Director Compensation

     Directors who are employees of the Company do not receive any compensation for their service as directors. The Company pays each director who is not an employee of the Company (i) an annual retainer of $15,000, which is paid quarterly in cash, (ii) a stipend of $1,200 for attending each meeting of the Board of Directors and each meeting of a committee of the Board of Directors if such committee meeting is held on a date separate from a meeting of the Board of Directors and (iii) reimbursement for his out-of-pocket expenses for attending these meetings. In addition, Directors who are not employees of the Company receive options to purchase 5,000 shares of the Company's Common Stock upon election to the Board of Directors and an additional 5,000 shares upon each reelection to the Board of Directors. Such options have an exercise price equal to the current market price on the date of the grant, a term of five years and vest in three equal annual installments beginning on the date of the grant and on the first and second anniversary of the grant. All non-vested options are terminated six months after a member leaves the Board of Directors, other than by death or disability. On death or disability, all non-vested options automatically vest. As of the date of the mailing of this Proxy Statement, Charles R. Collins and Wayne Shelton each have received 5,000 options exercisable at $10.50 per share, which options were granted upon their election to the Board of Directors in August 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person known by the Company to beneficially own five percent or more of the outstanding shares of Common Stock, (ii) each Nominee, director and executive officer of the Company and (iii) all executive officers and directors as a group. The address of the stockholders listed below as beneficially owning more than five percent of the Common Stock is that of the Company's principal executive offices. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned.


                                                     Amounts and Nature     Outstanding
Name                                                    of Ownership          Shares
George A. and Barbara Robinson(1).................        947,500              14.5%
Charles G. Martinache(2)..........................        947,500              14.5%
Thomas A. and Margaret M. Costello(3).............        947,500              14.5%
Dev Ganesan(4)....................................         29,450                *
Wayne Shelton(5)..................................          2,667                *
Charles R. Collins(6).............................          2,667                *

All Directors, Nominees and Executive Officers as
a group
(6 persons).......................................      2,877,284              44.0%

-------------------
*        Less than one percent of stock outstanding.
(1) Includes 473,750 shares owned by the Robinson 1997 Trust No. 1 and 473,750 shares owned by the Robinson 1997 Trust No.2, both of which George A. Robinson is the sole trustee.
(2) Includes 216,000 shares owned by the Martinache 1997 Trust No. 1 and 216,000 shares owned by the Martinache 1997 Trust No. 2, both of which Charles G. Martinache is the sole trustee.
(3) Includes 300,000 shares owned by the Costello 1997 Trust No. 1 and 300,000 shares owned by the Costello 1997 Trust No.2, both of which Margaret M. Costello and Thomas A. Costello are trustees.
(4) Includes outstanding options to purchase 28,750 shares of Common Stock which are exercisable within 60 days.
(5) Includes outstanding options to purchase 1,667 shares of Common Stock which are exercisable within 60 days.
(6) Includes outstanding options to purchase 1,667 shares of Common Stock which are exercisable within 60 days.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table presents certain information concerning compensation earned for services rendered in all capacities to the Company for the years ended September 30, 1996 and 1997 by the Chief Executive Officer and each of the other most highly compensated executive officers of the Company whose salaries and bonuses exceeded $100,000 (the "Named Officers").

                                                 Summary Compensation Table

                                                                                    Long-Term
                                                                                  Compensation
                                              Annual Compensation                    Awards
                                  ---------------------------------------       --------------
              Name                Fiscal    Salary        Bonus       Other         Number of          All
              and                  Year     ------        -----       Annual         Shares           Other
       Principal Position         ------                             Compen-       Underlying        Compen-
       ------------------                                             sation         Options          sation
                                                                     --------      -----------       --------
George A. Robinson                 1997     $239,578    $113,266        $0              0           $4,112(1)
President, Chief Executive         1996     $250,000     $79,440        $0              0           $4,333(1)
Officer and Chairman of the
Board

Charles G. Martinache              1997     $214,576    $113,266        $0              0           $4,112(1)
Executive Vice President and       1996     $225,000     $79,440        $0              0           $23,233(2)
Chief Operating Officer

Thomas A. Costello                 1997     $214,576    $113,266        $0              0           $4,112(1)
Executive Vice President,          1996     $225,000     $79,440        $0              0           $4,967(1)
Chief Technology Officer and
Secretary

Dev Ganesan                       1997(3)    $75,010     $50,000        $0           115,000            $0
Executive Vice President, Chief
Financial Officer and Treasurer

-----------------

(1)      Represents matching 401(k) plan contributions by the Company.
(2) Includes matching 401(k) plan contributions by the Company of $4,967 and $18,266 in moving expenses paid by the Company.
(3) Reflects compensation earned from Mr. Ganesan's date of hire, February 1, 1997, through September 30, 1997.

                        Option Grants in Last Fiscal Year

         The following table presents certain information concerning the stock option grants made to the Named Officers for the fiscal year ended September 30, 1997.

                                Individual Grants
           -----------------------------------------------------------

                                               Percentage of                            Potential Realizable Value at
                               Number of       Total Options                             Assumed Rates of Stock Price
                                 Shares         Granted to      Exercise                Appreciation for Option Term(1)
                              Underlying       Employees in    Price Per   Expiration
    Name                    Options Granted     Fiscal 1997      Share        Date               5%          10%
    ----                    ---------------     -----------      -----        ----              ---         ----
    George A. Robinson             0               0              0           N/A                N/A         N/A
    Charles G. Martinache          0               0              0           N/A                N/A         N/A
    Thomas A. Costello             0               0              0           N/A                N/A         N/A
    Dev Ganesan                  115,000(2)       51%            $6.50       1/1/05          $356,898     $854,833

-----------------------------

(1) Amounts are based on the hypothetical 5% and 10% annual compounded rates of appreciation of the Common Stock price as prescribed by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Company's Common Stock. The Company expresses no opinion regarding whether this level of appreciation will be realized and expressly disclaims any representation to that effect.
(2) Mr. Ganesan received such options under the terms of his employment agreement. Such options have an exercise price of $6.50 per share, a term of eight years and become exercisable in four equal annual installments beginning on January 1, 1998.

          Fiscal 1997 Stock Option Exercises and Year-End Option Values

         The  following  table  presents  certain  information   concerning  the
exercise of options during the fiscal year ended September 30, 1997 by each of the Named Officers.

                                                                       Number of Shares
                                      Shares                        Underlying Unexercised        Value of Unexercised
                                     Acquired                         Options at Fiscal          In-the-Money Options at
                                        on            Value               Year-End                Fiscal Year-End(1)
         Name                        Exercise       Realized      Exercisable/Unexercisable     Exercisable/Unexercisable
         -----                      ----------     ----------     -------------------------     -------------------------
         George A. Robinson              0             0              0              0              0              0
         Charles G. Martinache           0             0              0              0              0              0
         Thomas A. Costello              0             0              0              0              0              0
         Dev Ganesan                     0             0              0           115,000           0          $718,750

------------------

(1) Value for "in-the-money" options represent the positive spread between the exercise prices of outstanding options and the closing price of the Company's Common Stock on September 30, 1997 on the Nasdaq National Market of $12.75.

Employment Agreement

         Mr. Ganesan serves as the Executive Vice President, Chief Financial Officer and Treasurer of the Company pursuant to the terms of an employment agreement which continues in effect until Mr. Ganesan's termination or separation from the Company. Under the terms of the employment agreement, Mr. Ganesan receives an annual salary of $150,000 and was given a one-time signing bonus of $25,000 upon commencing work with the Company on February 1, 1997. Mr. Ganesan received a first-year bonus of $25,000 upon the accomplishment of certain mutually agreed upon objectives. In addition, under the terms of the employment agreement, Mr. Ganesan received options to purchase 115,000 shares of the Company's Common Stock. Such options have an exercise price of $6.50 per share, which represents the fair market value on the date of the grant, a term of eight years and become exercisable in four equal annual installments beginning on January 1, 1998.

         There are no other employment agreements in effect with respect to any directors or executive officers of the Company.

Stock Plans and Agreements

         1996 Stock Incentive Plan. The 1996 Stock Incentive Plan of the Company (the "1996 Plan") was adopted by the Company's Board of Directors in July 1996. The 1996 Plan permits the Company to grant options, stock appreciation rights, "performance" awards and restricted and unrestricted stock to purchase up to 337,500 shares of Common Stock to participants in the 1996 Plan. Options for a total of 263,500 shares of Common Stock were granted under the 1996 Plan, 250,000 of which remain outstanding. None of the options were exercisable as of the fiscal year ended September 30, 1997. The Board of Directors has determined not to award any additional options or other rights or awards under the 1996 Plan.

         1997 Stock Incentive Plan. The 1997 Stock Incentive Plan of the Company (the "1997 Plan") was adopted by the Company's Board of Directors effective March 1997 and approved by the Company's stockholders as of March 25, 1997. The Company has reserved 450,000 shares of Common Stock for issuance pursuant to grants under the 1997 Plan. Options for a total of 108,800 shares of Common Stock were granted under the 1997 Plan. The 1997 Plan has a term of 10 years. The 1997 Plan provides for the grant of stock options, stock appreciation rights, restricted stock or "performance shares" to directors, employees (including officers) and consultants of the Company and its subsidiaries. Pursuant to the 1997 Plan, options may be incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options, although incentive stock options may be granted only to employees. All incentive stock options are nontransferable other than by will or the laws of descent and distribution.

Indemnification Arrangements

         The Company has entered into indemnification agreements pursuant to which it agreed to indemnify certain of its directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL, as amended. The indemnification agreements provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of officers and directors to the fullest extent authorized by the DGCL.

Compensation Committee Report

         The Company's executive officer compensation policy is to offer a package including a competitive salary, an incentive bonus based upon achievement of the Company's financial objectives and competitive benefits. The Company's compensation policy for officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals.

         The Compensation Committee of the Board of Directors (comprised of two non-employee independent directors) reviews and approves individual executive officer salaries, bonus plan financial performance goals, bonus plan allocations, and stock option grants. The Company's compensation structure is designed to: (i) enable the Company to attract highly qualified executives and management talent from within the communications and information technology services industry and other relevant industries, (ii) retain top performers and ensure future management continuity, (iii) reward achievement of the Company's strategic goals and financial targets, and (iv) provide compensation that is consistent with marketplace competitiveness for companies of similar size, Company and individual performance, and stockholder returns. Executive officers of the Company are paid salaries in line with their responsibilities and experience.

         Prior to the consummation of the initial public offering, bonuses to the co-founders consisted of a percentage of the Company's revenues. Subsequent to the initial public offering, the Compensation Committee approved a bonus plan for the remainder of the fiscal year ended September 30, 1997 that provides bonuses to executive officers of the Company based on the achievement of certain financial goals. The Compensation Committee has developed a new plan for the fiscal year ending September 30, 1998 which will award bonuses based upon achievement by the Company of revenues and earnings per share objectives.

         Stock option grants to officers are designed to promote success by aligning the officers' financial interests with long-term stockholder value and by providing an incentive for individual long-term performance and the achievement of short-term financial performance by the Company. Grants of stock options are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants.

         Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. The present intention of the Compensation Committee is not to grant stock options to the three principal founders of the Company, who each continue to have substantial stock ownership of the Company, and, therefore, the Committee currently believes that the Company should be able to continue to manage its executive compensation program for executive officers so as to preserve the related federal income tax deductions.

         The Compensation Committee annually reviews and approves the compensation of George A. Robinson, the Chief Executive Officer and Chairman of the Board of Directors. Mr. Robinson continues to provide outstanding personal leadership of the Company. Under Mr. Robinson's direction, the Company has achieved seven consecutive years of double digit growth in revenues, with revenues reaching a record level of $52.2 million in the fiscal year ended September 30, 1997, a 65% increase over the revenues reported for the fiscal year ended September 30, 1996. In light of the leadership he demonstrated during fiscal year 1997, the Committee believes Mr. Robinson's salary of $239,578 and bonus of $113,266 were reasonable. In addition, Mr. Robinson is a significant stockholder in the Company, and to the extent his performance as Chief Executive Officer translates into an increase in the value of the Company's stock, all stockholders, including Mr. Robinson, share the benefits.

                             COMPENSATION COMMITTEE

                                  Wayne Shelton
                               Charles R. Collins

Stock Performance Chart

The line graph set forth below compares the cumulative total return of the Company's Common Stock to the cumulative total returns on the Russell 2000 Index and the Nasdaq Computer & Data Processing Index for the period commencing June 27, 1997, the dates of the Company's initial public offering, and ending September 30, 1997. The comparison assumes $100 was invested on June 27, 1997 in the Company's Common Stock and each of the foregoing indices and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future performance.

                            [LINE GRAPH APPEARS HERE]

Measurement Period    Advanced Communication                        Nasdaq Computer & Data
  (Month Covered)         Systems, Inc.        Russell 2000 Index     Processing Index
  ---------------         -------------        ------------------     ----------------
June 27, 1997                 100                      100                  100
June 30, 1997                 102                      104                  102
July 1997                     127                      109                  113
August 1997                   147                      112                  110
September 1997                170                      120                  112

                              CERTAIN TRANSACTIONS

Transactions with Directors and Executive Officers

         In  1993,  the  Company  entered  into  a ten  year  lease  with  10089
Management, the members of which include, among others, Messrs. Robinson, Martinache and Costello, who collectively own 91% of 10089 Management. Under the terms of the lease, the Company leases approximately 22,200 square feet at 10089 Lee Highway, Fairfax, Virginia from 10089 Management for use as the Company's headquarters at a current rental rate of approximately $26,000 per month. The monthly rental rate increases annually based upon the annual increase in the Consumer Price Index. The Company, as tenant, also pays for insurance for the premises and for increases in real estate taxes over 1993 real estate taxes for the building. The lease expires on August 31, 2003. This arrangement, in contrast to outright ownership of the building by the Company, enables the Company to allocate the cost of its facilities to its government contracts. The Company believes that the terms of the lease, including the rental rate, are at least as favorable to the Company as those which could have been negotiated with an unaffiliated third party. The Company had guaranteed 10089 Management's bank borrowings, but this guaranty was terminated upon the closing of the Company's initial public offering.

         10089 Management purchased the Company's headquarters building in 1993 using, in part, a loan in the amount of $1,125,000 from a third party institutional lender, which loan was previously guaranteed by the Company. Pursuant to the loan agreement, as amended, the guarantee was canceled upon the Company's initial public offering in July 1997. Also in connection with 10089 Management's acquisition of the Company's headquarters building, the Company lent to each of Messrs. Robinson, Martinache and Costello approximately $119,000 for use as part of the purchase price for the building. All loans were repaid in full from the proceeds received by the makers from the $6.6 million dividend of the Company's previously undistributed S corporation earnings declared by the Board of Directors in connection with the termination of the Company's S corporation status and its initial public offering (the "S Corporation Distribution").

         Mr. Martinache received a loan from the Company in 1996 in the amount of $50,000, bearing interest at a rate equal to 8.75% per annum. This loan was repaid by Mr. Martinache in full with proceeds received by him from the S Corporation Distribution.

         Charles R. Collins a director of the Company and Nominee for election is an advisory partner at the law firm of Gibson Dunn & Crutcher LLP and prior to his election to the Board of Directors was a partner with the same firm.
Gibson Dunn & Crutcher LLP received legal fees from the Company during the Company's last fiscal year in connection with the Company's initial public offering in July 1997 and for certain other legal services.

Termination Agreements

         Immediately prior to the consummation of the Company's initial public offering, the Company, Messrs. Robinson, Martinache and Costello, as the majority stockholders, Thomas and Margaret M. Costello and the trusts controlled by them, Charles and Helen Martinache and the trusts controlled by them and George and Barbara Robinson and the trusts controlled by them entered into Termination Agreements pursuant to which certain Stock Redemption Agreements previously entered into by and between the Company and each other party to the Termination Agreements were terminated.

Fairfax Communications Ltd.

         Effective as of April 1, 1997, Fairfax Communications Ltd., a private limited company organized under the laws of England ("Fairfax Communications Ltd."), became a subsidiary of the Company pursuant to a transaction in which the Company purchased all of its outstanding shares of stock. Each of Messrs. Robinson, Martinache and Costello had owned 26.8% of the outstanding share capital of Fairfax Communications Ltd. The Company purchased all of the ordinary shares of Fairfax Communications Ltd. for $46,500 in a transaction intended to qualify as a tax free reorganization under the Code. The proceeds of the sale were distributed to the stockholders of Fairfax Communications Ltd., which stockholders include, among others, Messrs. Robinson, Martinache and Costello, who each received $12,500. Revenues and operating income of Fairfax Communications Ltd. are not material.

      RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT
                                  ACCOUNTANTS
                                  (Proposal 2)

         Management has selected Arthur Andersen LLP as the independent accountants to audit the books, record and accounts of the Company for the current fiscal year ending September 30, 1998. Arthur Andersen LLP has audited the Company's financial statements since 1997.

         The affirmative vote of the holders of a majority of the Company's Common Stock represented and voting at the meeting will be required to ratify the Board of Director's selection of Arthur Andersen LLP.

         A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, and will be available to answer questions from stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants.

                                  OTHER MATTERS

         There is no reason to believe that any other business will be presented at the Annual Meeting; however, if any other business should properly and lawfully come before the Annual Meeting, the proxies will vote in accordance with their best judgment.

                                         BY ORDER OF THE BOARD OF DIRECTORS


January 26, 1998                         Dev Ganesan, Executive Vice President,
Fairfax, Virginia                        Chief Financial Officer and Treasurer